Exhibit 10(l)

UNION PACIFIC CORPORATION

STOCK UNIT GRANT AND DEFERRED COMPENSATION PLAN

FOR THE

BOARD OF DIRECTORS

(409A Grandfathered Component)

(As amended and restated in its entirety, effective as of January 1, 2009)

Union Pacific Corporation

Stock Unit Grant and Deferred Compensation Plan

for the Board of Directors

(409A Grandfathered Component)

(As Amended and Restated Effective as of January 1, 2009)

1.	Purpose

The purpose of this Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors (409A Grandfathered Component) (the “Plan” or “Grandfathered Plan”) is to permit grants of Stock Units to Directors to align their interests with those of stockholders, and to provide a means for deferring payment of all or a portion of any cash compensation, excluding expenses, payable to Directors for their service on the Board of Directors (the “Board”) of Union Pacific Corporation (the “Company”) in accordance with Article II, Section 4 of the By-Laws of Union Pacific Corporation. Such compensation eligible to be deferred, not including any Stock Unit grants under Section 4, is referred to herein as “Compensation”.

2.	Applicability

The Stock Unit Grant and Deferred Compensation Plan for the Board of Directors was bifurcated into two components, effective January 1, 2009. As reflected in the terms of this Grandfathered Plan, one such component is applicable solely to those amounts that were, as of December 31, 2004, credited to a Director’s Account(s) or as to which the Director had a vested right on such date in accordance with the terms of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors as in effect on December 31, 2004 (including related investment gains and losses occurring thereafter). The terms of the Grandfathered Plan have not been materially modified after October 3, 2004. With respect to any other amounts credited to a Director’s Account(s) under the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors, the right of the Director and his beneficiaries shall be governed by the component of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors known as the “Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors (409A Non-Grandfathered Component), effective as of January 1, 2009.” Prior to January 1, 2009, with respect to all amounts credited thereunder that were subject to Section 409A of the Code, the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors was administered in good faith compliance with section 409A of the Code. Under no circumstances shall a Director’s Account under this Grandfathered Plan be deemed to include amounts (including investment gains and losses thereon) which under the terms of the Union Pacific Corporation Stock Unit Grant and Deferred Compensation Plan for the Board of Directors were credited after December 31, 2004 or were not vested as of that date.

3.	Participation

Any individual (a “Director”) who is a current or former member of the Board and has one or more Accounts referred to in Section 6 which has not been distributed pursuant to Section 7 is a participant in the Grandfathered Plan.

4.	Stock Unit Grants

Prior to January 1, 2005, Stock Unit grants were made in accordance with the terms of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors as in effect at such time. Such Stock Unit grants were deferred and credited to the Stock Unit Account described in Section 6.

5.	Deferral Election

Prior to January 1, 2005, a Director was permitted to defer Compensation in accordance with the terms of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors in effect at such time. Such deferred Compensation was credited to the Accounts described in Section 6.

6.	Deferred Accounts

Each Director shall have a Stock Unit Account and may have one or more Other Accounts (together, the “Accounts”). At any time, a Director may transfer all or any part of the balance of any of his or her Other Accounts to another of his or her Other Accounts subject to any regulations regarding such transfer adopted by the Board. In addition, at any time on or after the 30th day after the date of a Director’s termination from the Board, such Director may transfer all or any part of the balance of any of his or her Accounts to another of his or her Accounts, pursuant to any regulations regarding such transfers adopted by the Board.

On the payment date for each cash dividend or other cash distribution with respect to the Company’s Common Stock, each Director’s Stock Unit Account shall be credited with an amount equal to the amount of the per share dividend or distribution, multiplied by the number of Stock Units in such Account, and, if such Director is then serving as a member of the Board, shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company’s Common Stock on the payment date for such dividend or distribution, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Units. If a Director is no longer serving as a member of the Board on the payment date for such dividend or distribution, the amount representing such dividend or distribution shall be paid out of the Stock Unit Account to such Director as soon as practicable after the payment date for such dividend or distribution.

Except as provided in the preceding sentence, any cash credited to a Director’s Stock Unit Account shall be added to other cash credited to such Account and converted into a whole Stock Unit on the date sufficient cash exists to purchase a whole Stock Unit, based on the Fair Market Value of the Company’s Common Stock on such date. In the event of a subdivision or combination of shares of Company Stock, the number of Stock Units credited to the Stock Unit Accounts on the effective date of such subdivision or combination shall be proportionately subdivided or combined as the case may be. No adjustment shall be made in Stock Units in connection with the issuance by the Company of any rights or options to acquire additional shares of Company Common Stock or securities convertible into Company Common Stock. In the event of any stock dividend or reclassification of Company Common Stock, any merger or consolidation to which the Company is a party, or any spinoff of shares or distribution of property other than cash with respect to the Company Common Stock, the Committee shall cause appropriate adjustments, if any, to be made in the Stock Units to reflect such stock dividend, reclassification, merger or consolidation, spinoff or distribution of property.

Other Accounts shall have such name, and be charged or credited pursuant to such method, as the Board shall determine upon establishment of such Other Account, and the Board may change such name or method for any such Other Account, but no such change shall reduce any amount previously accrued in a Director’s Other Account.

7.	Distribution

All distributions from Accounts shall be made in cash, less applicable withholdings, if any. For purposes of distributions from the Stock Unit Account, each Stock Unit shall be converted into an amount of cash equal to the Fair Market Value of one share of the Company’s Common Stock on the first business day of the month in which such distribution is made. The Director must elect the timing and manner of payment: (a) in the case of deferred Compensation, at the same time and on the same form he elects a deferral of Compensation, (b) in the case of a Stock Unit grant under Section 4, in accordance with the terms of the Stock Unit Grant and Deferred Compensation Plan for the Board of Directors in effect at the time of such grant.

Timing of Payment: Directors may elect to begin distributions from the Accounts (a) following termination from the Board, (b) in a year specified by the Director which, in the case of distributions from the Stock Unit Account, must be after termination from the Board, or (c) in the case of distributions from any Other Account, following retirement from the Director’s principal occupation.

Manner of Payment: The Director may elect to receive payment from the Accounts in a lump sum or in a number of equal annual installments, not to exceed fifteen. A Director may change the foregoing election, provided that any such change must be made: (i) in the case of payments commencing on termination from the Board, one year prior to termination, (ii) in the case of payments commencing in a specified year, one year prior to the earlier to occur of termination from the Board and the commencement of such specified year, and (iii) in the case of payments commencing upon retirement from a principal occupation, one year prior to the earlier to occur of termination from the Board and the such retirement.

The lump sum or first installment is to be paid in January of the year following the year of termination or retirement or in January of the year selected by the Director, as applicable, and any remaining installments in January of each succeeding year until the total balance is paid. Distributions from the Stock Unit Account in installments shall be based on equal numbers of Stock Units in each installment.

In the event of the death of a Director then serving as a member of the Board or a terminated or retired Director entitled to a distribution under this Plan, the balance of the Accounts shall be payable to the estate or designated beneficiary in full during the January of the year following the year of such Director’s, terminated Director’s or retired Director’s death.

The Director may designate his beneficiary at the same time he elects deferral of Compensation. However, the latest designated beneficiary will be the beneficiary or beneficiaries for the total of all distributions from the Accounts. The designated beneficiary may be changed at any time on a form provided by the Corporate Secretary, provided that no designation will be effective unless it is filed with the Corporate Secretary prior to the Director’s death.

8.	Early Withdrawal with Penalty

A Director may request a withdrawal from an Other Account (not to include the Director’s Stock Unit Account) prior to the date specified in the Director’s deferral election by filing a request in writing with the Corporate Secretary. Payment will be made to the Director within thirty (30) days of such request. Any withdrawal under this Section will be charged with a 10% early withdrawal penalty that will be withheld from the amount withdrawn and such amount withheld shall be irrevocably forfeited.

9.	Unfunded Plan

The liability of the Union Pacific Corporation to any Director, terminated Director, retired Director or his estate or designated beneficiary under the Plan shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, and no such obligation of Union Pacific Corporation shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of Union Pacific Corporation.

10.	Inalienability of Deferred Compensation

Except to the extent of the rights of a designated beneficiary, no distribution pursuant to, or interest in, the Plan may be transferred, assigned, pledged or otherwise alienated and no such distribution or interest shall be subject to legal process or attachment for the payment of any claims against any individual entitled to receive the same.

11.	Controlling State Law

All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Utah.

12.	Amendment

The Board of Directors of the Union Pacific Corporation at its sole discretion may amend, suspend or terminate the Plan at any time. However, any such amendment, suspension or termination of the Plan may not adversely affect any Director’s or his beneficiary’s rights with respect to Compensation previously deferred.

13.	Administration

Administration of the Plan will be coordinated by the Corporate Finance Department. Administration will include, but not be limited to, crediting of deferred compensation, dividends and accrued interest to individual Director accounts and ultimate disbursement of deferred amounts.

14.	Effective Date

The Stock Unit Grant and Deferred Compensation Plan for the Board of Directors was originally effective December 1, 1978, applicable only to compensation for services after December 31, 1978, provided that the provisions hereof related to Stock Units were first effective January 1, 1995. The Plan is amended and restated in its entirety effective as of January 1, 2009.

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